Exhibit 3.2.72

BY-LAWS

OF

FREDERICK OUTBACK, INC.

Offices

1. The Corporation shall have an office at Tampa, FL and at such other places as the Board of Directors may determine.

Seal

2. The corporate seal of the Corporation shall have inscribed thereon the name of the Corporation, the year of its creation, and the words “Corporate Seal”.

Stockholders

3. All meetings of the Stockholders shall be held at the office of the Corporation unless some other place is designated.

4. Stockholders may vote at all meetings either in person or by proxy in writing.

5. A majority in amount of the stock having voting power issued and outstanding represented by the holder in person or by proxy shall be requisite at every meeting to constitute a quorum for the election of Directors or for the transaction of other business.

6. Voting upon all questions at all meetings of Stockholders shall be by shares of stock and not per capita, unless otherwise provided in the Articles of Incorporation.

Annual Meeting

7. The annual meeting of the Stockholders, after the current year, shall be held on              in each year, unless a legal holiday, and if a legal holiday, then on the next secular day following, at the office of the Corporation, unless a different place be designated by the Board of Directors, at              M., when they shall elect a Board of Directors, to serve for the ensuing year and until their successors are elected or chosen and qualify, each Stockholder being entitled to one vote, in person or by proxy, for each share of stock standing registered in his or her name on the twentieth day preceding the election, exclusive of the day of such election.

8. Written notice of the annual meeting shall be mailed to each Stockholder at his address, as the same appears on the stock book of the Corporation, at least ten days prior to the meeting.

Proxies

9. All proxies shall be filed with the Secretary of the meeting before being voted upon.

Special Meetings

10. Special meetings of the Stockholders may be called for any purpose by the President, and shall be called by the President or Secretary at the request of a majority of the Board of Directors, or at the request of the holders of shares entitled to not less than twenty-five percent of all the votes entitled to be cast at such meeting.

11. Written notice of a special meeting stating the day, hour and place of the meeting and the purpose or purposes for which the meeting is called, shall be sent to each Stockholder of record at least two days, exclusive of the day of mailing, before the date of the meeting, at such address as appears on the stock book of the Corporation, or if no address be given therein to the last address of such Stockholder known to the Secretary.

Directors

12. The business of the Corporation shall be managed by its Hoard of Directors, which may exercise all powers of the Corporation and perform all lawful acts that are not by law, the Certificate of Incorporation, or these By-Laws directed or required to be exercised or performed by the stockholders.

13. The annual meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stock-holders, and no notice of such meeting shall be necessary to the newly elected directors in order to constitute the meeting legally, provided a quorum shall be present.

14. Additional regular meetings of the Board of Directors may be held without notice at such time and place as may be determined from time to time by the Board of Directors.

15. Special meetings of the Board may be called by the President, on two days notice to each Director, either personally or by telegram. Special meetings may be called in like manner and and like notice on the written request of two Directors.

Quorum

16. A majority of the Directors shall be necessary at all times to constitute a quorum for the transaction of any business.

Removal of Directors

17. Any and all of the Directors may be removed for cause by vote of the stockholders or by action of the Board. Directors may be removed without cause only by vote of the stockholders.

Resignation

18. A Director may resign at any time by giving written notice to the Board, the President or the Secretary of the Corporation. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Board or such officer, and the acceptance of the resignation shall not be necessary to make it effective.

Compensation

19. Directors shall be entitled to such compensation for their services as Directors and to such reimbursement for any reasonable expenses incurred in attending Directors’ meetings as may from time to time be fixed by the Board of Directors.

Officers

20. The officers of the Corporation shall be a President, a Vice President, a Secretary and a Treasurer, each of whom shall be elected by the Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Directors.

21. The officers of the Corporation to be elected by the Directors shall be elected annually at the first meeting of the Directors held after each annual meeting of the stockholders. Each officer shall hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall resign or shall have been removed in the manner provided herein.

22. Any officer or agent elected or appointed by the Directors may be removed and replaced by other directors whenever, in their judgment, the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights of any of the persons so removed.

23. A vacancy in any office because of death, resignation or removal, disqualification, or otherwise, may be filled by the remaining Directors for the unexpired portion of the term.

The President

24. The President shall be the chief executive officer of the corporation. Subject to the direction of the Board of Directors, he shall have general charge of the business, affairs, and property of the corporation, and shall appoint, supervise, discharge and fix the compensation of all employees and agents of the corporation other than the duly elected officers. He shall sign stock certificates, deeds, mortgages, notes, documents, contracts or other instruments which the directors have authorized to be executed. In general, he shall perform all duties incident to the office of President, and such other duties as may be prescribed by the Board of Directors from time to time.

The Vice President

25. In the absence of the President, or in the event of his death, inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.

The Secretary

26. The Secretary shall keep full minutes of all meetings of the Stockholders and Directors. He shall be the custodian of the records and seal of the corporation and shall affix the seal to certificates or other corporate documents when required. He shall give or cause to be given notice of all meetings of the Stockholders of the Corporation and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall perform all the duties incident to the office of the Secretary of the Corporation.

The Treasurer

27. The Treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors, whenever they require it, an account of all his transactions as Treasurer and of the financial condition of the Corporation. He shall perform all the duties incident to the office of Treasurer.

Certificates of Stock

26. Certificates of stock shall be signed by two officers, namely the President or Vice-President and the Secretary or Assistant Secretary, and shall bear the seal of the Corporation.

Loss of Certificate

29. Any person claiming a certificate of stock to be lost, stolen or destroyed, shall make an affidavit of that fact and shall give the Corporation a bond or other indemnity as the Board of Directors may prescribe.

Dividends

30. Dividends on the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the Corporation’s capital stock.

Reimbursement of Disallowed Expenses

31. Any payments made to an officer or employee for salary, commission, bonus, interest, rent, employee fringe benefit, or entertainment or business expense incurred by him, which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service, shall be reimbursed by said officer or employee to the corporation to the full amount of the disallowance. It shall be the duty of the Board of Directors to enforce payments of each of such amounts disallowed. In lieu of payment by the officer or employee, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered, if the Directors approve of this procedure.

Action Without a Meeting.

32. (a) Any action required or permitted to be taken at a meeting of Stockholders may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken shall be signed by the holders of all the outstanding stock.

(b) Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting, without prior notice, and without a vote, if a written consent setting forth the action so taken shall be signed by all the members of the Board.

(c) Written consents to action signed by Stockholders or by Directors shall be filed with the Secretary of the Corporation.

Presumption of Assent

33. A director of the Corporation who is present at a meeting of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken, unless a dissent shall be entered in the minutes of the meeting, or unless he shall file his written dissent to such action with the person acting as Secretary of the meeting before the adjournment thereof, or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Notice

34. Whenever notice is required by statute or by these By-Laws to be given to the Stockholders, or the Directors, or any officer of the Corporation, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in a post office box, properly stamped, addressed to such Stockholder, Director or officer, and such notice shall be deemed to have been given at the time of such mailing, except where notice is required to be given by wire, in which latter case notice shall be deemed to be given at the time the same is delivered to the telegraph company. The attendance of a Stockholder or of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Stockholder or a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Indemnification

35. The Corporation shall indemnify every director or officer (or former director or officer), his heirs, executors and administrators, against expenses reasonable incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the corporation, or, at its request, of any other corporation of which it is a stockholder or creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the corporation is advised by counsel that the person to be indemnified did not commit such breach of duty. The foregoing right of indemnification shall not he exclusive of other rights to which he may be entitled. The amount of indemnity shall be fixed by the Board of Directors, except that there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

Amendments

36. The Board of Directors, by the affirmative vote of a majority of the members, may alter or amend these By-Laws at any regular meeting of the Board or at any special meeting of the Board, provided that notice of the proposed alteration or amendment has been given to each Director.